Exhibit 99.1

Freescale Semiconductor Draws $184 Million

Under Its Revolving Credit Agreement

Austin, TX, Jan. 22, 2009 – Freescale Semiconductor today announced it has received approximately $184 million by making a draw under its $750 million revolving credit facility under its Credit Agreement, which expires in 2012.

“This action improves the company’s financial flexibility as we continue to execute our business plans,” said Alan Campbell, Senior Vice President and Chief Financial Officer.

The company had cash and cash equivalents totaling approximately $1.4 billion at the fourth quarter ended Dec. 31, 2008. The company’s revolving credit facility includes a $60 million commitment from Lehman Commercial Paper, Inc., which filed for bankruptcy on Oct. 5, 2008. The company’s borrowing request was not honored by Lehman Commercial Paper. The company previously received $460 million under its revolving credit facility in Oct. 2008 and has approximately $23 million in letters of credit outstanding under the revolving credit facility.

About Freescale Semiconductor

Freescale Semiconductor is a global leader in the design and manufacture of embedded semiconductors for the automotive, consumer, industrial, networking and wireless markets. The privately held company is based in Austin, Texas, and has design, research and development, manufacturing or sales operations around the world. www.freescale.com

Investor Contact:

Mitch Haws

(512) 895-2454

mitch.haws@freescale.com

Media Contact:

Robert Hatley

(512) 996-5134

robert.hatley@freescale.com

Freescale and the Freescale logo are trademarks of Freescale Semiconductor Inc. All other product or service names are the property of their respective owners. © Freescale Semiconductor Inc. 2008.